Exhibit 7.02

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

STATION VOTECO LLC

i

ii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

STATION VOTECO LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of STATION VOTECO LLC, is entered into as of June 16, 2011, by and among the parties identified on the signature pages hereto.

RECITALS

WHEREAS, the Certificate of Formation of the Company was filed with the Office of the Secretary of State of Delaware on August 9, 2010 under the name “NP Voteco LLC”;

WHEREAS, the Company filed a Certificate of Amendment to the Certificate of Formation with the Office of the Secretary of State of Delaware on November 12, 2010, changing the name of the Company to “Station Voteco LLC”;

WHEREAS, the Company was formed solely to hold non-economic voting units of Station Casinos LLC, a Nevada limited liability company, in a manner to comply with relevant provisions of the Gaming Laws and the regulations promulgated thereunder; and

WHEREAS, the Members desire to amend and restate that certain Limited Liability Company Operating Agreement of the Company, dated as of August 9, 2010 (the “Original Agreement”), on the terms and conditions herein set forth to provide for the conduct of the Company’s business and affairs from and after the date hereof.

AGREEMENT

NOW, THEREFORE, the Members hereby consent to adopt this Agreement to replace and supersede the Original Agreement to read as follows:

ARTICLE I

FORMATION OF THE COMPANY

Section 1.1       Formation of the Company.  The Company was formed as a limited liability company under the Act by the filing of the Certificate with the Office of the Secretary of State of Delaware on August 9, 2010.  The Company shall accomplish all filing, recording, publishing and other acts necessary or appropriate for compliance with all requirements for operation of the Company as a limited liability company under this Agreement and the Act and under all other laws of the State of Delaware and such other jurisdictions in which the Company determines that it may conduct business.

Section 1.2       Name.  The name of the Company is “Station Voteco LLC” and, subject to the restrictions set forth in the Equityholders Agreement, such name may be modified from time to time by the Board of Directors as it may deem advisable.

Section 1.3       Business of the Company.  Subject to the limitations on the activities of the Company otherwise specified in this Agreement or the Equityholders Agreement, the sole purpose of the Company shall be to hold Voting Interests in Station Casinos LLC, to vote such units and to sell or otherwise dispose of such units.  The Company shall engage solely in activities related to such purpose and shall in no event engage in any trade or business or income producing activity for its own account.

Section 1.4       Location of Principal Place of Business; Records Office.  The principal office of the Company in the United States shall be at such place as the Board of Directors may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there or such other place as the Board of Directors shall designate.  The Company may have such other offices as the Board of Directors may designate.

Section 1.5       Registered Agent.  The registered agent for the Company shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 or such other registered agent as the Board of Directors may designate from time to time.

Section 1.6       Term.  The term of the Company commenced on the date of the filing of the Certificate and shall be perpetual unless the Company is earlier dissolved and terminated in accordance with the provisions of this Agreement.

ARTICLE II

DEFINITIONS

Section 2.1       Definitions.  The following terms used in this Agreement shall have the following meanings.

“AAA” has the meaning set forth in Section 12.11.

“Act” means the Delaware Limited Liability Company Act, Chapter 434 of Title 6 of the Delaware Code, 6 Del. Code §18-101 et seq., as in effect on the date hereof and as it may be amended hereafter from time to time.

“Affected Equityholder” has the meaning set forth in the Equityholders Agreement.

“Affected Interests” has the meaning set forth in the Equityholders Agreement.

“Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with such particular Person.  For the purpose of this definition, the term “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any

Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, either through the ownership of a majority of such Person’s voting stock, by contract or otherwise.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as amended, modified or supplemented from time to time.

“Assignees” has the meaning set forth in Section 9.2(c).

“Blockerco” has the meaning set forth in the Equityholders Agreement.

“Board of Directors” means the board of directors of the Company established pursuant to Section 8.3.

“Capital Contribution” means any contribution (whether in cash, property or a combination thereof) to the capital of the Company.

“Certificate” means the Certificate of Formation of the Company, as amended, modified or supplemented from time to time.

“Company” or “Voteco” means the limited liability company formed by the filing of the Certificate and governed by the Act and this Agreement under the name “Station Voteco LLC.”

“Company Credit Agreements” has the meaning set forth in the Equityholders Agreement.

“Company Property” means all assets and property, whether tangible or intangible and whether real, personal or mixed, at any time owned by or held for the benefit of the Company.

“Covered Person” means (a) each Member and each Affiliate of such Member, (b) each director, officer, manager and employee of the Company, (c) each stockholder, partner, member, director, manager, officer and employee of a Member or any Affiliate of such Member, and (d) each Person who was, at the time of the act or omission in question, a Person described in any of the preceding clauses (a) through (c).

“Equity Interests” has the meaning set forth in the Equityholders Agreement.

“Equityholders” has the meaning set forth in the Equityholders Agreement.

“Equityholders Agreement” means the Equityholders Agreement, dated as of the date hereof, by and among Station Holdco LLC, a Delaware limited liability company, Station Casinos LLC, a Nevada limited liability company, certain subsidiaries of Station Casinos LLC party thereto, any Person who becomes a subsidiary of Station Casinos LLC on or after the date thereof, Station Voteco LLC, a Delaware limited liability company, each holder of equity interests in Station Voteco LLC, any person who becomes a holder of Station Voteco LLC equity interests on or after the date thereof, each holder of equity interests in Station Holdco LLC and any person who becomes a holder of Station Holdco LLC equity interests on or after the date thereof, each holder of equity interests in a Blockerco (as defined in the Equityholders Agreement), each holder of Debt Interests (as defined in the Equityholders Agreement) in a Permitted Leverage Vehicle (as defined in the Equityholders Agreement) and Frank J. Fertitta III and Lorenzo J. Fertitta.

“Fertitta Entertainment” means Fertitta Entertainment LLC, a Delaware limited liability company.

“Fertitta Director” has the meaning set forth in the Equityholders Agreement.

“Gaming Laws” has the meaning set forth in the Equityholders Agreement.

“Holdco” means Station Holdco LLC, a Delaware limited liability company.

“Interest” when used in reference to an interest in the Company, means the entire ownership interest of a Member in the Company at any particular time, including, without limitation, its interest in the capital, profits, losses and distributions of the Company.

“Lender Directors” has the meaning set forth in the Equityholders Agreement.

“Liquidator” has the meaning set forth in Section 10.2(b).

“Major Action” has the meaning set forth in the Equityholders Agreement.

“Member” means each of the Persons listed on the signature pages hereto and each other Person that may hereafter become an additional Member or Substituted Member of the Company in accordance with the terms of this Agreement and the Equityholders Agreement.

“New Propco” means Station Casinos LLC, a Nevada limited liability company.

“Non-Competition Agreement” has the meaning set forth in the Equityholders Agreement.

“Opportunity” has the meaning set forth in Section 8.3(b).

“Original Agreement” has the meaning set forth in the recitals hereto.

“Percentage Interest” of each Member means the percentage set forth as such Member’s Percentage Interest in Schedule 1.

“Person” means any individual, partnership, limited liability company, association, corporation, trust or other entity.

“Required Lenders” has the meaning set forth in the Company Credit Agreements.

“Substituted Member” means any Person admitted to the Company as a Substituted Member pursuant to the provisions of Article IX.

“Supermajority” of the Board of Directors has the meaning set forth in the Equityholders Agreement.

“Transfer” has the meaning set forth in the Equityholders Agreement.

“Transferee” has the meaning set forth in the Equityholders Agreement.

“Transferor” has the meaning set forth in the Equityholders Agreement.

“Unsuitable Person” has the meaning set forth in the Equityholders Agreement.

“Value” of any Company Property as of any date means the fair market value of such Company Property as of such date as determined in good faith by the Board of Directors on a reasonable basis.  Any determination of the Value or of the fair market value of Company Property or an Interest made by the Board of Directors in good faith shall be binding on all of the Members for all purposes under this Agreement.

“Void Transfer” has the meaning set forth in Section 9.1.

“Voting Interests” means any and all voting stock, units, member’s interests, membership interests, limited liability company interests or limited partnership interests owned from time to time by the Company.

“Withdrawing Member” has the meaning set forth in Section 9.2(c).

Section 2.2       Rules of Interpretation.  Unless the context otherwise clearly requires: (a) a term has the meaning assigned to it; (b) “or” is not exclusive; (c) wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter shall include the masculine, feminine and neuter; (d) provisions apply to successive events and transactions; (e) all references in this Agreement to “include” or “including” or similar expressions shall be deemed to mean “including without limitation”; (f) all references in this Agreement to designated “Articles,” “Sections,” “paragraphs,” “clauses” and other subdivisions are to the designated Articles, Sections, paragraphs, clauses and other subdivisions of this Agreement, and the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, paragraph, clause or other subdivision; and (g) any definition of or reference to any agreement, instrument, document, statute or regulation herein shall be construed as referring to such agreement, instrument, document, statute or regulation as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).  The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provisions contained herein.  This Agreement is among financially sophisticated and knowledgeable parties and is entered into by the parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party who prepared, or cause the preparation of, this Agreement or the relative bargaining power of the parties.  Wherever in this Agreement a Member is empowered to take or make a decision, direction, consent, vote, determination, election, action or approval in its capacity as such under this Agreement, such Member is entitled to consider, favor and further such interests and factors as it desires, including its own interests, and has no duty or obligation to consider, favor or further any interest of any other Person, except to the extent provided in other agreements to which such Member is a party.

ARTICLE III

CAPITAL CONTRIBUTIONS

Section 3.1       Capital Contributions.  Except as otherwise required by law, no Member shall be required or permitted to make any additional Capital Contributions to the Company.

Section 3.2       Interest on Capital Contributions.  No Member shall be entitled to interest from the Company on or with respect to any Capital Contribution.

Section 3.3       Withdrawal and Return of Capital Contributions.  Except as provided in this Agreement, no Member shall be entitled to withdraw any part of that Member’s Capital Contribution or to receive distributions from the Company.

Section 3.4       Form of Capital Contribution.  Unless otherwise agreed to by the Supermajority of the Board of Directors, all Capital Contributions shall be made in cash.

ARTICLE IV

TAX STATUS

Section 4.1       Tax Status.  The Members agree that the Company has been devised solely to hold Voting Interests in a manner to comply with the relevant provisions of the Gaming Laws, and that the Members do not have a joint profit motive and the Company does not constitute a partnership for federal income tax purposes.  The Company shall not file an Internal Revenue Service Form 1065 or any successor thereto.

ARTICLE V

DISTRIBUTIONS

Section 5.1       Distributions Generally.  Subject to the provisions of Section 5.2, the Company shall make distributions of Voting Interests at such times and in such amounts as determined by the Supermajority of the Board of Directors.  Any such distribution shall be made to the Members in proportion to their respective Percentage Interests at such time.

Section 5.2       Limitations on Distributions.  Notwithstanding anything herein contained to the contrary, no distribution pursuant to this Agreement shall be made if such distribution would result in a violation of the Equityholders Agreement, the Act or any other applicable law.

ARTICLE VI

BOOKS OF ACCOUNT, RECORDS

Section 6.1       Books and Records.  Proper and complete records and books of account shall be kept by the Company in which shall be entered fully and accurately all transactions and other matters relative to the Company’s activities.  The Company books and records shall be kept in a manner determined by the Board of Directors in its sole discretion to be most beneficial for the Company.  The books and records shall at all times be maintained at the principal office of the Company and shall be open to the inspection and examination of the Members or their duly authorized representatives for a proper purpose as set forth in Section 18-305 of the Act during reasonable business hours and at the sole cost and expense of the inspecting or examining Member.  The Company shall maintain at its principal office and make available to any Member or any designated representative of any Member a list of names and addresses of, and Percentage Interests in the Company owned by, all Members.

ARTICLE VII

POWERS, RIGHTS AND DUTIES OF THE MEMBERS

Section 7.1       Limitations.  Other than as set forth in this Agreement, the Members (other than those Members that are also members of the Board of Directors) shall not participate in the management or control of the Company’s business nor shall they transact any business for the Company, nor shall they have the power to act for or bind the Company, said powers being vested solely and exclusively in the Board of Directors and certain officers of the Company, to the extent the Board of Directors grants such powers to such officers.

Section 7.2       Liability.  Subject to the provisions of the Act, no Member shall be liable for the repayment, satisfaction or discharge of any Company liabilities.  No Member shall be personally liable for the return of any portion of the Capital Contributions (or any return thereon) of any other Member.

Section 7.3       Priority.  Except as expressly provided in this Agreement, no Member shall have priority over any other Member as to Company allocations or distributions.

Section 7.4       Voting.  Any action requiring the affirmative vote of Members under this Agreement, unless otherwise specified herein, may be taken by vote at a meeting or, in lieu thereof, by written consent of Members holding the requisite Percentage Interests or, where expressly required by this Agreement or by applicable law, by all of the Members.  Prompt notice of the approval of any action by written consent shall be provided to the Members who did not consent to such action in such written consent.

Section 7.5       Standard of Care.  Any duties (including fiduciary duties) that the Members would otherwise owe in their capacities as Members to one another and to the Company are expressly eliminated and disclaimed by the Company and the Members to the fullest extent permitted by Section 18-1101(c) of the Act; provided, that the foregoing shall not operate to eliminate the implied covenants of good faith and fair dealing.

ARTICLE VIII

POWERS, RIGHTS AND DUTIES OF THE BOARD OF DIRECTORS

Section 8.1       Authority.  Subject to the limitations provided in this Agreement and the Equityholders Agreement, the Board of Directors shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions and take all actions regarding the business and management of the Company.  Any action authorized by the Board of Directors shall constitute the act of and serve to bind the Company.  Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Board of Directors as set forth in this Agreement.

Section 8.2       Powers and Duties of the Board of Directors.  Except as otherwise specifically provided herein and subject to the limitations provided in the Equityholders Agreement, the Board of Directors shall have all rights and powers of a “manager” under the Act, and shall have such authority, rights and powers in the management of the Company business to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

Section 8.3       Board of Directors.

(a)           Establishment, Meetings, Actions and Committees. A board of directors shall be established in accordance with the terms of the Equityholders Agreement to manage the business and affairs of the Company. The Board of Directors shall hold meetings and take action pursuant to the terms of the Equityholders Agreement, including with respect to the provisions governing quorum at such meetings, allocation of votes, voting standards, action by written consent, calling and notice of meetings, election of Directors and removal of Directors.  The Board of Directors shall be permitted to form one or more committees in accordance with the terms of the Equityholders Agreement.

(b)           Standard of Care.

(i)            The members of the Board of Directors shall owe the same fiduciary duties to the Members and the Company and, as applicable, the creditors of the Company, as are owed by directors of a Delaware corporation to such corporation and the stockholders and, as applicable, the creditors of such corporation; provided, however, that a member of the Board of Directors shall not be personally liable to the Company or the Members or such creditors for monetary damages for breach of fiduciary duty as a member of the Board of Directors, except for liability (A) subject to paragraph (ii) below, for any breach of such member’s duty of loyalty to the Company or the Members or such creditors, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the General Corporation Law of the State of Delaware, or (D) for any transaction from which such member derived any improper personal benefit.  In furtherance of the foregoing, creditors of the Company shall have the express right to bring claims directly or on behalf of the Company for breach of the fiduciary duties of the members of the Board of Directors to the same extent such creditors would have such right if the Company were a Delaware corporation (and if creditors of a Delaware corporation would not have the right to bring any such claim, the creditors of the Company will have no right to bring such claim against the Company).

(ii)           Notwithstanding the foregoing or anything to the contrary in this Agreement, and except as may be otherwise provided in a separate agreement to which such Person is a party or is otherwise bound, to the fullest extent permitted by Section 18-1101(c) of the Act, the Company and the Members hereby specifically renounce any interest or expectancy in, and any right it or they may have to participate in, any matter, transaction or opportunity (including any income or proceeds derived therefrom) (collectively, an “Opportunity”) that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any Lender Director or Fertitta Director and no such Lender Director or Fertitta Director shall owe any duty to the Company or any other Member in respect of any such Opportunity; provided, that, in the case of a Fertitta Director, for so long as the Non-Competition Agreement remains in effect the Company and the Members are renouncing Opportunities only to the extent that Fertitta Entertainment and its Affiliates are permitted to pursue or participate in those Opportunities under the terms of the Non-Competition Agreement.

(iii)          Notwithstanding anything to the contrary set forth in this Agreement, to the extent that members of the Board of Directors have any fiduciary or similar duties to the Company pursuant to the laws of the State of Delaware, whether in law or in equity, that result solely from the fact that such individual is a member of the Board of Directors of the Company and that are more expansive than those contemplated by Section 8.3(b), such duties are hereby modified to the extent permitted under the Act to those contemplated by this Section 8.3(b).

Section 8.4       Officers, Agents and Employees.

(a)           Appointment and Term of Office.  Subject to applicable Gaming Laws and the terms of the Equityholders Agreement, the Board of Directors may appoint, and may delegate power to appoint, such officers, agents and employees as it may deem necessary or proper, who shall hold their offices or positions for such terms, have such authority and perform such duties as may from time to time be determined by or pursuant to authorization of the Board of Directors; provided, that such appointments and terms of office shall be made only in accordance with the terms of the Equityholders Agreement.  The names of the Persons initially designated as the officers of the Company are set forth in Schedule 2 of the Equityholders Agreement.  Except for those actions expressly requiring further approval under the Equityholders Agreement or this Agreement, any action taken by an officer of the Company pursuant to authorization of the

Board of Directors shall constitute the act of and serve to bind the Company.  Persons dealing with the Company are entitled to rely conclusively on authority of such officers set forth in the authorization of the Board of Directors.

(b)           Resignation and Removal.  Any officer may resign at any time upon written notice to the Company.  Any officer, agent or employee of the Company may be removed by the Board of Directors with or without cause at any time.  The Board of Directors thereof may delegate such power of removal as to officers, agents and employees not appointed by the Board of Directors.

(c)           Compensation.  Subject to the terms of the Equityholders Agreement, the compensation of the officers of the Company shall be fixed by the Board of Directors, but this power may be delegated to any officer in respect of other officers under his or her control.

(d)           Standard of Care.

(i)            The officers of the Company shall owe the same fiduciary duties to the Members and the Company and, as applicable, the creditors of the Company, as are owed by officers of a Delaware corporation to such corporation and the stockholders and, as applicable, the creditors of such corporation; provided, however, that an officer of the Company shall not be personally liable to the Company or the Members or such creditors for monetary damages for breach of fiduciary duty as an officer of the Company, except for liability (A) subject to paragraph (ii) below, for any breach of such officer’s duty of loyalty to the Company or the Members or such creditors, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (C) for any transaction from which such officer derived any improper personal benefit.  In furtherance of the foregoing, creditors of the Company shall have the express right to bring claims directly or on behalf of the Company for breach of the fiduciary duties of the officers of the Company to the same extent such creditors would have such right if the Company were a Delaware corporation (and if creditors of a Delaware corporation would not have the right to bring any such claim, the creditors of the Company will have no right to bring such claim against the Company).

(ii)           Notwithstanding the foregoing or anything to the contrary in this Agreement, and except as may be otherwise provided in a separate agreement to which such Person is a party or is otherwise bound, to the fullest extent permitted by Section 18-1101(c) of the Act, the Company and the Members hereby specifically renounce any interest or expectancy in, and any right it or they may have to participate in any Opportunity that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any officer and no such officer shall owe any duty to the Company or any other Member in respect of any Opportunity.

(iii)          Notwithstanding anything to the contrary set forth in this Agreement, to the extent that officers of the Company have any fiduciary or similar duties to the Company pursuant to the laws of the State of Delaware, whether in law or in equity, that result solely from the fact that such individual is an officer of the Company and that are more expansive than those contemplated by Section 8.4(d), such duties are hereby modified to the extent permitted under the Act to those contemplated by this Section 8.4(d).

Section 8.5       Company Funds.  Company funds shall be held in the name of the Company and shall not be commingled with those of any other Person.  Company funds shall be used only for the business of the Company.

Section 8.6       Limits on the Power of the Board of Directors.  Notwithstanding anything in this Agreement to the contrary, no action shall be taken by the Board of Directors, or by any director, officer, agent or employee of the Company, without the written consent or ratification of the specific act by all of the Members by written instrument executed and delivered by all of the Members, which would cause or permit the Company to knowingly perform any act that would subject any Member to personal liability in any jurisdiction.

Section 8.7       Exculpation.  No Covered Person shall be personally liable for the return of any portion of the Capital Contributions (or any return thereon) of any Member.  The return of such Capital Contributions (or any return thereon) shall be made solely from the Company’s assets.  No Covered Person shall be required to pay any amount to the Company or to any Member upon dissolution of the Company or otherwise.  No Member shall have the right to demand or receive property other than cash for its Interest in the Company.  To the fullest extent permitted in respect of directors of a Delaware corporation by the General Corporation Law of the State of Delaware, no Covered Person shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any loss incurred as a result of any act or failure to act by such Person on behalf of the Company; provided, that for the avoidance of doubt, no Covered Person shall have the benefit of this Section 8.7 in respect of such Covered Person’s breach of any contractual agreement with the Company or any other Member or any of its or their Affiliates.

ARTICLE IX

TRANSFERS OF INTERESTS BY MEMBERS

Section 9.1       Transfer.  No Member may Transfer all or a portion of its Interest in the Company other than in accordance with the terms of the Equityholders Agreement.  Any Transfer or purported Transfer of an Interest in the Company not made in accordance with this Agreement (a “Void Transfer”) shall be null and void and of no force or effect whatsoever.  Any amounts otherwise distributable under Article V or Article X in respect of a Percentage Interest in the Company that has been the subject of a Void Transfer may be withheld by the Company until the Void Transfer has been rescinded, whereupon the amount withheld (after reduction by any damages suffered by the Company attributable to such Void Transfer) shall be distributed without interest.

Section 9.2       Transfer of Interests.

(a)           The Transferee of all or any portion of a Member’s Interests pursuant to a Transfer made in accordance with the terms of this Agreement and the Equityholders Agreement shall be admitted to the Company as a “Substituted Member.”  Unless a Transferee of a Member’s Interests is admitted as a Substituted Member under this Section 9.2(a), such Transferee shall have none of the powers of a Member hereunder and shall have only such rights of an assignee under the Act as are consistent with this Agreement.  No Transferee of a

Member’s Interests shall become a Substituted Member unless such Transfer shall be made in compliance with this Article IX.

(b)           Upon the Transfer of all of the Interests of a Member and effective upon the admission of its Transferee as a Substituted Member, the Transferor shall be deemed to have resigned from the Company as a Member.

(c)           Upon the death, dissolution, withdrawal or resignation in contravention of Section 10.1 or the bankruptcy of a Member (the “Withdrawing Member”), the Company shall have the right to treat such Member’s successor(s)-in-interest as assignee(s) of such Member’s Interests, with none of the powers of a Member hereunder and with only such rights of an assignee under the Act as are consistent with this Agreement, until such time a replacement member is admitted in accordance with the terms of this Agreement and the Equityholders Agreement.  For purposes of this Section 9.2(c), if a Withdrawing Member’s Interests are held by more than one Person (the “Assignees”), the Assignees shall appoint one Person with full authority to accept notices and distributions with respect to such Interests in the Company on behalf of the Assignees and to bind them with respect to all matters in connection with the Company or this Agreement.

Section 9.3       Consequences of Transfers Generally.

(a)           In the event of any Transfer or Transfers permitted under this Article IX, the Transferor and the Interests that are the subject of such Transfer shall remain subject to this Agreement, and the Transferee shall hold such Interests subject to all unperformed obligations of the Transferor.  Any successor or Transferee hereunder or shall be subject to and bound by this Agreement as if originally a party to this Agreement.

(b)           Unless a Transferee of a Member’s Interests becomes a Substituted Member, such Transferee shall have no right to obtain or require any information or account of Company transactions, or to inspect the Company’s books or to vote on Company matters.  Each Member agrees that such Member will, upon request of the Board of Directors, execute such certificates or other documents and perform such acts as the Board of Directors deems appropriate after a Transfer of such Member’s Interests (whether or not the Transferee becomes a Substituted Member) to preserve the limited liability of the Members under the laws of the jurisdictions in which the Company is doing business.

(c)           The Transfer of a Member’s Interests and the admission of a Substituted Member shall not be cause for dissolution of the Company.

Section 9.4       Interests; Percentage Interest.  Any Transferee of a Member under this Article IX shall, subject to Section 9.1, succeed to the portion of the Interest and Percentage Interest so Transferred to such Transferee.

Section 9.5       Additional Filings.  Upon the admission of a Substituted Member pursuant to Section 9.4, the Company shall cause to be executed, filed and recorded with the appropriate governmental agencies such documents (including amendments to this Agreement) as are required to accomplish such substitution.

ARTICLE X

WITHDRAWAL OF MEMBERS; TERMINATION OF COMPANY;
LIQUIDATION AND DISTRIBUTION OF ASSETS

Section 10.1     Resignation of Members.

(a)           Except as otherwise specifically permitted in this Agreement, or permitted or required by the Equityholders Agreement, a Member may not resign or withdraw from the Company unless agreed to in writing by the Supermajority of the Board of Directors.  Any Member resigning, retiring or withdrawing in contravention of this Section 10.1 shall indemnify, defend and hold harmless the Company, the Board of Directors and all other Members (other than a Member who is, at the time of such withdrawal, in default under this Agreement) from and against any losses, expenses, judgments, fines, settlements or damages suffered or incurred by the Company or any such other Member arising out of or resulting form such resignation, retirement or withdrawal.

(b)           The Company shall reflect any permitted resignation or withdrawal by preparing an amendment to this Agreement, dated as of the date of such resignation or withdrawal, and the withdrawing Member (or such Member’s successors-in-interest) shall have none of the powers of a Member hereunder and shall only have such rights of an assignee of a limited liability company interest under the Act as are consistent with the other terms and provisions of this Agreement and with no other rights under this Agreement.

Section 10.2     Dissolution of Company.

(a)           The Company shall be dissolved, wound up and terminated as provided herein upon the first to occur of the following:

(i)            a decree of dissolution of the Court of Chancery of the State of Delaware pursuant to Section 18-802 of the Act;

(ii)           the determination of all of the Fertitta Directors and all of the Lender Directors to dissolve the Company; or

(iii)          the occurrence of any other event that would make it unlawful for the business of the Company to be continued.

Except as expressly provided herein or as otherwise required by Delaware law, the Members shall have no power to dissolve the Company.

(b)           In the event of the dissolution of the Company for any reason, the Board of Directors or a liquidating agent or committee appointed by the Board of Directors shall act as a liquidating agent (the Board of Directors or such liquidating agent or committee, in such capacity, is hereinafter referred to as the “Liquidator”), and shall commence to wind up the affairs of the Company and to liquidate the Company assets.  The Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any disposition of the Company’s Voting Interests.

Section 10.3     Distribution in Liquidation.  The Company’s assets shall be applied in the following order of priority:

(a)           first, to pay the costs and expenses of the winding up, liquidation and termination of the Company;

(b)           second, to creditors of the Company, including Members who are creditors to the extent permitted by law, in the order of priority provided by law, including fees, indemnification payments and reimbursements payable to the Members or their Affiliates, but not including those liabilities for distributions to the Members in their capacity as Members under Section 18-601 or 18-604 of the Act;

(c)           third, to establish reserves reasonably adequate to meet any and all contingent, conditional, unmatured or unforeseen liabilities or obligations of the Company; provided, however, that at the expiration of such period of time as the Liquidator may deem advisable, the balance of such reserves remaining after the payment of such contingencies or liabilities shall be distributed as hereinafter provided;

(d)           fourth, to the extent (without duplication) not permitted under clause (a) above, to the Members in satisfaction of liabilities or obligations of the Company to the Members; and

(e)           fifth, the remainder to the Members pursuant to Section 5.1.

If the Liquidator, in its sole discretion, determines that Company assets other than cash are to be distributed, then the Liquidator shall cause the Value of the assets not so liquidated to be determined (with any such determination normally made by the Board of Directors in accordance with the definition of “Value” being made instead by the Liquidator).  Such assets shall be retained or distributed by the Liquidator as follows:

(i)            The Liquidator shall retain assets having a value, net of any liability related thereto, equal to the amount by which the net proceeds of liquidated assets are insufficient to satisfy the requirements of subparagraphs (a), (b), (c) and (d) of this Section 10.3; and

(ii)           The remaining assets shall be distributed to the Members in the manner specified in subparagraph (e) of this Section 10.3.

If the Liquidator, in its sole discretion, deems it not feasible or desirable to distribute to each Member its allocable share of each asset, the Liquidator may allocate and distribute specific assets to one or more Members as the Liquidator shall reasonably determine to be fair and equitable, taking into consideration, inter alia, the Value of such assets and the tax consequences of the proposed distribution upon each of the Members (including both distributees and others, if any).  Any distributions in kind shall be subject to such conditions relating to the disposition and management thereof as the Liquidator deems reasonable and equitable.

Section 10.4     Final Reports.  Within a reasonable time following the completion of the liquidation of the Company’s assets, the Liquidator shall deliver to each of the

Members a statement which shall set forth the assets and liabilities of the Company as of the date of complete liquidation and each Member’s portion of distributions pursuant to Section 10.3.

Section 10.5     Rights of Members.  Each Member shall look solely to the Company’s assets for all distributions with respect to the Company and such Member’s Capital Contribution (including return thereof), and shall have no recourse therefor (upon dissolution or otherwise) against the Members or any other Member or the Board of Directors.

Section 10.6     Deficit Restoration.  Notwithstanding any other provision of this Agreement to the contrary, upon liquidation of a Member’s Interest in the Company (whether or not in connection with a liquidation of the Company), no Member shall have any liability to restore any deficit that its capital account would have had, had the Company maintained capital accounts.

Section 10.7     Termination.  The Company shall terminate when all property owned by the Company shall have been disposed of and the assets shall have been distributed as provided in Section 10.3.  The Liquidator shall then execute and cause to be filed a Certificate of Cancellation of the Company.

ARTICLE XI

AMENDMENT OF AGREEMENT

Section 11.1     Amendments.  This Agreement may be amended only pursuant to the applicable procedures set forth in the Equityholders Agreement.  In addition, Section 8.3(b)(i) and Section 8.4(d)(i) shall not be modified without the consent of the Required Lenders under each of the Company Credit Agreements or any successors thereto, as such agreements may be amended, modified, supplemented, replaced or refinanced from time to time.

Section 11.2     Amendment of Certificate.  In the event that this Agreement is amended pursuant to this Article XI, the Members shall amend the Certificate to reflect such change if they deem such amendment of the Certificate to be necessary or appropriate.

ARTICLE XII

MISCELLANEOUS

Section 12.1     Entire Agreement.  This Agreement, together with the Equityholders Agreement, constitutes the entire agreement among the Members with respect to the subject matter hereof and supersedes any prior agreement or understandings among them with respect to the subject matter hereof, and it may not be modified or amended in any manner other than as set forth herein.

Section 12.2     Compliance with Equityholders Agreement. Notwithstanding anything to the contrary herein, this Agreement is subject to the provisions, rights and obligations as set forth in the Equityholders Agreement and the Company shall comply with the terms of the Equityholders Agreement.  Accordingly, among other restrictions included in the Equityholders Agreement, no act shall be taken, sum expended, decision made, obligation incurred or power exercised by or on behalf of the Members or the Company or the officers or employees of any of the Members or the Company with respect to any Major Action unless the additional approval requirements as set forth in the Equityholders Agreement have been complied with.  If there is a conflict between this Agreement and the Equityholders Agreement, the terms of the Equityholders Agreement shall control.

Section 12.3     Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to principles of conflicts of law.

Section 12.4     Effect.  Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the Members and their legal representatives, successors and permitted assigns.

Section 12.5     Partial Enforceability.  If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

Section 12.6     Counterparts.  This Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of the signatures of each of the Members to one of such counterpart signature pages.  All of such counterpart signatures pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

Section 12.7     Waiver of Partition.  The Members hereby agree that the Company assets are not and will not be suitable for partition.  Accordingly, each of the Members hereby irrevocably waives any and all rights (if any) that such Member may have to maintain any action for partition of any of such assets.

Section 12.8     No Third-Party Beneficiaries.  Except as set forth in Sections 8.3 and 8.4 and except for the Covered Persons and the parties to the Equityholders Agreement, this Agreement is not intended to confer upon any Person, except for the parties hereto and their successors and permitted assigns, any rights or remedies hereunder.

Section 12.9     Waiver of Judicial Dissolution.  Each Member agrees that irreparable damage would occur if any Member should bring or have brought on its behalf an action for judicial dissolution of the Company.  Accordingly, each Member accepts the provisions under this Agreement as such Member’s sole entitlement on dissolution of the Company and waives and renounces all rights to seek or have sought for such Member a court decree of dissolution or to seek the appointment by a court of a liquidator for the Company.

Section 12.10   Waiver of Trial by Jury.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH MEMBER HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

Section 12.11   Binding Arbitration.  Any dispute, claim or controversy arising out of or relating to this Agreement that cannot be resolved amicably by the parties, including the scope or applicability of this agreement to arbitrate, shall be determined by binding arbitration pursuant to Section 349 of the Rules of the Court of Chancery of the State of Delaware if it is eligible for such arbitration.  If the dispute claim or controversy is not eligible for such arbitration, it. shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its commercial rules and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Any AAA arbitration proceeding shall be conducted in the State of Delaware.  The AAA arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including the issuance of an injunction or other equitable relief.  However, any party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction hereof and seek interim provisional, injunctive or other equitable relief until the AAA arbitration award is rendered or the controversy is otherwise resolved.  Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

Section 12.12   Notices.  All notices, demands or requests required or permitted under this Agreement must be made in accordance with the notice provision in the Equityholders Agreement.

Section 12.13   Gaming Redemption.  Notwithstanding any other provision in this Agreement, commencing on the date that a Member becomes an Affected Equityholder, and until the Affected Interests of such Affected Equityholder are redeemed or are transferred to a Person who is not an Unsuitable Person in a transfer permitted by the terms of the Equityholders Agreement, such Affected Equityholder shall not be entitled to:  (i) receive any distributions with regard to such Affected Interests; (ii) exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such Affected Interests, and Affected Interests shall not for any purposes be included in the Equity Interests of the Company entitled to vote, or (iii) receive any remuneration in any form from any of the Companies (as defined in the Equityholders Agreement), Equityholders or any Affiliate of the any of them for services rendered or otherwise.

[Signature Pages Follow]

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
STATION VOTECO LLC

IN WITNESS WHEREOF, the undersigned Member has caused this counterpart signature page to the Amended and Restated Limited Liability Company Agreement of Station Voteco LLC, to be duly executed as of the date first above written.

FERTITTA STATION VOTECO MEMBER LLC

By:	/s/ Frank J. Fertitta III
	Name:	Frank J. Fertitta III
	Title:	Member

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
STATION VOTECO LLC

IN WITNESS WHEREOF, the undersigned Member has caused this counterpart signature page to the Amended and Restated Limited Liability Company Agreement of Station Voteco LLC, to be duly executed as of the date first above written.

Robert A. Cashell, Jr.

By:	/s/ Robert A. Cashell, Jr.
	Name:	Robert A. Cashell, Jr.

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
STATION VOTECO LLC

IN WITNESS WHEREOF, the undersigned Member has caused this counterpart signature page to the Amended and Restated Limited Liability Company Agreement of Station Voteco LLC, to be duly executed as of the date first above written.

Stephen J. Greathouse

By:	/s/ Stephen J. Greathouse
	Name:	Stephen J. Greathouse

Schedule 1

Percentage Interest

Member	Percentage Interest

Fertitta Station Voteco Member LLC	49.9%
Robert A. Cashell, Jr.	31.35%
Stephen J. Greathouse	18.75%